EXHIBIT 4.1




                             STOCKHOLDERS AGREEMENT

                                  BY AND AMONG

                                      UICI

                        AND THE STOCKHOLDERS NAMED HEREIN


                            DATED AS OF APRIL 5, 2006

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                                TABLE OF CONTENTS

                                                                            PAGE

RECITALS......................................................................1

                                    ARTICLE I
                    General Governance and Management

Section 1.01.   Initial Board of Directors....................................1

Section 1.02.   Subsequent Board Composition and Director Voting Power........2

Section 1.03.   Stockholder Voting; Presence at Quorom; Obligation to
                Support Purposes of this Agreement............................5

Section 1.04.   Board Committees..............................................5

Section 1.05.   Approval Rights...............................................5

Section 1.06.   Corporate Opportunity.........................................8

Section 1.07.   Proxy.........................................................8

                                   ARTICLE II
                                    Transfers

Section 2.01.   Generally.....................................................9

Section 2.02.   Compliance with Securities Laws...............................9

Section 2.03.   Agreement to Be Bound.........................................9

Section 2.04.   Tag-Along Right...............................................10

Section 2.05.   Drag-Along Right..............................................11

Section 2.06.   Legend........................................................12

Section 2.07.   Anciallary Agreements.........................................13

                                   ARTICLE III
                               Information Rights

Section 3.01.   Business Information..........................................13

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                                                                            PAGE

                                   ARTICLE IV
                                Preemptive Rights

Section 4.01.   Preemptive Rights.............................................14

                                    ARTICLE V
             Representations and Warranties; Covenants

Section 5.01.   Representations and Warranties................................15

Section 5.02.   Covenant......................................................15

                                   ARTICLE VI
                                   Call Rights

Section 6.01.   Call Option...................................................16

Section 6.02.   Cash Payment..................................................16

Section 6.03.   Representations and Warranties................................16


                                   ARTICLE VII
                                  Miscellaneous

Section 7.01.   Assignment and Binding Effect.................................16

Section 7.02.   Notices.......................................................17

Section 7.03.   Governing Law.................................................18

Section 7.04.   Jurisdiction..................................................18

Section 7.05.   Entire Agreement..............................................18

Section 7.06.   Counterparts..................................................18

Section 7.07.   Severability..................................................18

Section 7.08.   Interpretation................................................18

Section 7.09.   Amendment and Modification....................................19

Section 7.10.   Waiver........................................................19

Section 7.11.   Further Assurances............................................19

Section 7.12.   Sections, Exhibits............................................19

Section 7.13.   Specific Enforcement..........................................19

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                                                                            PAGE

Section 7.14.   Termination...................................................19

Section 7.15.   Withdrawal....................................................20

Section 7.16.   No Recourse...................................................20

Section 7.17.   Indemnity.....................................................20

Section 7.18.   Successors....................................................21

                                  ARTICLE VIII
                                   Definitions

Section 8.01.   Definitions...................................................21

Schedule A      -- Stockholders and Securities Held at Closing

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           This STOCKHOLDERS AGREEMENT (the "AGREEMENT"), dated as of April 5,
2006, by and among UICI, a Delaware corporation (the "COMPANY"), each of the Sponsor Stockholders (as defined herein) and each of the Management Stockholders (as defined herein and, together with the Sponsor Stockholders and such other Persons (as defined herein) as may hereinafter become parties to or be bound by this Agreement, the "STOCKHOLDERS").

                                    RECITALS

           WHEREAS, the Company and certain Affiliates of the Sponsor Stockholders have entered into an Agreement and Plan of Merger, dated as of September 15, 2005 (the "MERGER AGREEMENT"), whereby certain of such Affiliates will merge with and into the Company (the "MERGER");

           WHEREAS, each of the Management Stockholders is or will be party to an employment agreement with the Company or a Subsidiary thereof, pursuant to which such Management Stockholders have agreed, on the terms and subject to the conditions described therein, that the shares of common stock and certain stock options of the Company that the Management Stockholders own will remain outstanding at the closing of the transactions provided for in the Merger Agreement (the "CLOSING");

           WHEREAS, the Management Stockholders may be granted additional securities of the Company or rights to purchase additional securities of the Company at the Closing or in the future;

           WHEREAS, as of the close of business on the date on which the Closing occurs, each Sponsor Stockholder and Management Stockholder will own the number of Shares and Share Equivalents set forth opposite such Stockholder's name on Schedule A hereto; and

           WHEREAS, this Agreement shall become effective upon the Closing.

           NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I
                      GENERAL GOVERNANCE AND MANAGEMENT

           Section 1.01. INITIAL BOARD OF DIRECTORS. The initial Board of Directors of the Company (the "BOARD") as of the Closing shall consist of seven Directors with a total of 11 votes in the aggregate. The composition of the Board as of the Closing, and the number of votes conferred upon each such Director, shall be as follows:

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NAME OF DIRECTOR        TYPE OF DIRECTOR                  NUMBER OF
                                                          VOTES

Chinh E. Chu            Blackstone Investor Director        3

Matthew S. Kabaker      Blackstone Investor Director        3

Adrian M. Jones         GS Investor Director                1

Nathaniel Zilkha        GS Investor Director                1

Kamil M. Salame         DLJ Investor Director               1

William J. Gedwed       Management Director                 1

Mural R. Josephson      Additional Director                 1


Each of such Directors shall hold office until such person's death, disability, resignation or removal, or until such Director's successor shall have been duly elected and qualified, in each case in accordance with the terms of Article I hereof. Each Stockholder hereby consents to the election of the nominees and to such initial Board (and to the number of votes to be conferred upon each) as listed above, effective as of the Closing.

          Section 1.02. SUBSEQUENT BOARD COMPOSITION AND DIRECTOR VOTING POWER.
(a): (i) From and after the Closing, the Board shall be composed of: (1) subject to Section 1.02(b), a number of Directors designated or nominated by the Blackstone Investor Group (each, a "BLACKSTONE INVESTOR DIRECTOR") up to the Blackstone Investor Group's Director Designee Number at such time, (2) a number of Directors designated or nominated by the GS Investor Group (each, a "GS INVESTOR DIRECTOR") up to the GS Investor Group's Director Designee Number at such time, (3) a Director or number of Directors designated or nominated by the DLJ Investor Group (each, a "DLJ INVESTOR DIRECTOR") equal to the DLJ Investor Group's Director Designee Number at such time, (4) a number of Additional Directors, if any, as provided in clause (ii) below and (5) a number of Management Directors, if any, as provided in clause (iii) below. From and after the Closing, at each annual meeting or special meeting of Stockholders at which any Directors of the Company are to be elected (or in connection with any applicable written consent of Stockholders), each Investor Group shall have the right (but not the obligation) to designate and nominate a number of Directors up to its Director Designee Number; PROVIDED, that each Investor Group's right to designate and nominate Investor Directors shall cease with respect to such Investor Group from and after the first date on which the members of such Investor Group own in the aggregate a number of Shares that is less than the greater of (i) 5% of the number of Shares issued to all Investor Groups in the Merger and (ii) 3% of the then-outstanding Shares (in which case, such Investor Group shall thereafter be referred to herein as a "NON-QUALIFYING INVESTOR GROUP").

      (ii) From and after the Closing, the Board shall include any number of Additional Directors (or none) as may be determined by the Board from time to time; PROVIDED that, at any

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time during which the Company is required by Applicable Law to have one or more independent directors (as such term may be defined in any Applicable Law) ("INDEPENDENCE REQUIREMENTS"), the Board shall include not fewer than the minimum number of Independent Directors as may be required by the Independence Requirements, such Independent Directors to be considered Additional Directors for purposes hereunder. To the extent the Board has determined to include Additional Directors pursuant to the immediately preceding sentence, the Board shall have the authority to, and responsibility of, nominating qualified Persons for election as Additional Directors at each annual meeting or special meeting of Stockholders at which any such Directors of the Company are to be elected (or in connection with any applicable written consent of Stockholders). The Board shall promptly act to fill any vacancies among the Additional Directors resulting from the death, resignation or removal of any Additional Director. Any Additional Director may be removed, with or without cause, with the consent of the Majority Sponsor Stockholders.

      (iii) From and after the Closing, the Board shall include the Company's Chief Executive Officer, or such other executive officer as may be selected by the Majority Sponsor Stockholders(the "MANAGEMENT DIRECTOR"). At each annual meeting or special meeting of Stockholders at which any Directors of the Company are to be elected (or in connection with any applicable written consent of Stockholders), the Board shall nominate such Person for election as the Management Director. The Board shall promptly act to fill any vacancy resulting from the death, resignation or removal of the Management Director. The Management Director may be removed, with or without cause, with the consent of the Majority Sponsor Stockholders, and shall automatically be removed immediately upon the Management Director ceasing to be employed by the Company or a wholly-owned Subsidiary.

          (b) DIRECTOR VOTING POWER. As of the Closing, the aggregate number of votes on all matters to be acted or voted upon or determined by the Directors shall be 11, and thereafter shall be equal to the sum of (1) the Director Designee Numbers of each Investor Group, plus (2) the number of Management Directors, if any, plus (3) the number of Additional Directors, if any, in each case, at the relevant time. Each Director shall be entitled to one vote, except that in the event that the number of Blackstone Investor Directors is less than the Blackstone Investor Group's Director Designee Number, then each Blackstone Investor Director shall be entitled to a number of votes equal to the Blackstone Investor Group's Director Designee Number divided by the number of Blackstone Investor Directors at such time. References in this Agreement or in the Charter or Bylaws to any vote or action to be taken by the Board or by the Directors (or any subgroup thereof), or by a majority of the Board or majority of the Directors (or any similar concept) shall, unless specifically otherwise stated, be deemed to refer to a vote or action by Directors holding a majority of the voting power of the Directors acting on such matter.

          (c) REDUCTION IN DIRECTOR DESIGNEE NUMBER. In the event that an Investor Group's Director Designee Number is reduced, but such Investor Group does not become a Non-Qualifying Investor Group, such Investor Group shall promptly cause one or more of the Investor Directors nominated or designated by such Investor Group to resign so that that the number of such Investor Group's remaining Investor Directors does not exceed its Director Designee Number; it being understood that, in the case of the Blackstone Investor Group, if its number of Investor Directors is less than its Director Designee Number, the Blackstone Investor Group shall not be required to cause the resignation of a director, but instead the voting power of

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each of its Investor Directors shall be proportionately reduced, as provided in
Section 1.02(b). If an Investor Group does not cause such resignation within the earlier of (i) five Business Days after the date such Investor Group's Director Designee Number is reduced and (ii) the date of the next meeting of the Board or action of the Board by written consent, then the Board, by action of the Directors who are not nominees or designees of such Investor Group, may remove the appropriate number of the relevant Investor Group's Investor Directors, for and on behalf of such Investor Group. If at any time an Investor Group becomes a Non-Qualifying Investor Group, then such Non-Qualifying Investor Group's Investor Directors shall automatically be deemed to have been removed from the Board, effective immediately at such time.

          (d) In the event that any Investor Director shall cease to serve as a Director for any reason other than the fact that the applicable Investor Group's Director Designee Number is reduced or the fact that the applicable Investor Group has become an Non-Qualifying Investor Group, any vacancy resulting thereby shall be filled by a Person or Persons nominated by the Investor Group that nominated or designated the Investor Director(s) who has ceased to serve. The Board and, if necessary each of the parties hereto, shall take all action necessary to promptly elect, if necessary, such successor or replacement Investor Director(s) to the Board as soon as possible after the date of such vacancy.

          (e) Each Investor Group shall at all times have the exclusive right, subject to the next sentence, to remove or replace any Investor Director nominated or designated by such Investor Group, and such Investor Director being removed or replaced shall immediately resign if so removed by the applicable Investor Group and the Board and, if necessary, each of the parties hereto shall use all reasonable efforts and take all necessary action to cause the removal of such Investor Director. The foregoing notwithstanding, any Investor Director may be removed from office without the consent of the Investor Group that nominated or designated such Investor Director pursuant to Section 1.02(c) hereof.

          (f) The rights of each Investor Group to nominate, designate or remove any Investor Directors (1) may be assigned by an Investor Group to one Stockholder included in such Investor Group or to the Management Company of such Investor Group (but only so long as such Management Company remains the management company of all Stockholders included in such Investor Group and such member remains a Stockholder and a member of such Investor Group) and (2) shall be transferable only (A) among Sponsor Stockholders that are members of the same Investor Group or (B) in connection with Transfers of all of the Shares owned by all members of an Investor Group made with the consent of the Majority Sponsor Stockholders.

          (g) Anything to the contrary herein notwithstanding, each VCOC Stockholder, and each Investor Group that is not a Non-Qualifying Investor Group that does not have a VCOC Stockholder as a member of such group, shall have the right (but not the obligation) pursuant to this Agreement to designate an observer (each, an "OBSERVER") to receive notice of and to attend all meetings of the Board. Each such Observer shall be entitled to receive all materials and reports regarding the Company that are distributed to Directors in connection with such meetings, to raise matters for consideration at such meetings and to participate in discussions occurring at such meetings; PROVIDED, HOWEVER, that such Observer shall not have the right to participate in any vote, consent or other action of the Board, nor shall such Observer's vote, consent or other action be required for any vote, consent or other action of the Board, nor shall

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any such Observer participate in any executive session nor be entitled to be present for any privileged communication from counsel if the presence of such Observer could affect the existence of such privilege.

          Section 1.03. STOCKHOLDER VOTING; PRESENCE AT QUORUM; OBLIGATION TO SUPPORT PURPOSES OF THIS AGREEMENT. Each Stockholder shall vote (or, if applicable, consent in writing with respect to) all of its Shares (to the extent entitled to vote or consent with respect to the relevant matter), and each Stockholder and the Company shall take all necessary and desirable actions within its control, in order to effect the provisions of this Agreement, including without limitation the provisions relating to the nomination, designation, election, removal or replacement of Directors and the allocation of votes among the Directors and including the obligation to vote in favor of any prospective Director designated or nominated in accordance with this Article I and to ensure the continuing Board composition contemplated hereby. The obligation to take all actions within its control shall include, with respect to each Stockholder that is a member of an Investor Group, the obligation to remove any Director appointed by its Investor Group that fails to act to give effect to this Agreement and to replace such Director with another Director. Each Stockholder shall cause all of the Shares owned by it to be present for quorum purposes at each annual meeting of the Stockholders of the Company and at any special meeting of the Stockholders of the Company at which Directors are to be elected or removed or vacancies on the Board are to be filled, or in connection with any such action proposed to be taken by written consent.

          Section 1.04. BOARD COMMITTEES. The Company shall maintain the following standing committees of the Board: (a) an Executive Committee, (b) a Compensation Committee and (c) an Audit Committee. Subject to Applicable Law, the composition and mandate of such committees will be determined by the Board; PROVIDED that each Investor Group that is not a Non-Qualifying Investor Group shall also have the right to appoint at least one of its Investor Directors to each such committee, subject to Applicable Law.

          Section 1.05. APPROVAL RIGHTS. (a) In addition to any other approval required, for so long as any member of the GS Investor Group is a party to this Agreement, then, without the prior written approval of at least two Investor Groups (including the GS Investor Group), (i) the Company shall not, and shall cause its Subsidiaries not to, directly, or through any entity that the Company or any of its Subsidiaries is deemed to control for purposes of the Bank Holding Company Act of 1956, as amended (the "BHC ACT") and Regulation Y (12 C.F.R Part
225), acquire or otherwise control equity securities of any (1) bank holding company as defined in Section 2(a) of the BHC Act, (2) depository institution as defined in Section 3 of the Federal Deposit Insurance Act, (3) savings and loan holding company as defined in Section 10 of the Home Owner's Loan Act, (4) Edge corporation or agreement corporation as defined in Section 25 or 25a of the Federal Reserve Act and Regulation K of the Board of Governors of the Federal Reserve System or (5) foreign banking organization subject to Section 4 of the BHC Act by virtue of its U.S. operations; and (ii) neither the Company nor its Subsidiaries will directly, or through any entity that is deemed to be a subsidiary of the Company for purposes of Section 141 of the New York Banking Law (the "NYBL"), acquire or otherwise control equity securities of (1) a bank holding company or banking institution as defined in Section 141 of the NYBL or
(2) an investment company as defined in Section 2 of the NYBL.

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          (b) In addition to any other approval required, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions or facilitate any of the following actions without an approval of the Board that includes (i) for so long as there are three Investor Groups that are not Non-Qualifying Investor Groups, the approval of Investor Directors appointed by at least two of the Investor Groups, and (ii) for so long as there are exactly two Investor Groups that are not Non-Qualifying Investor Groups, the approval of at least one Investor Director who is not a Blackstone Investor Director:

          (i) in the case of the Company entering into any merger, consolidation or other business combination, reorganization, or liquidation or consummation of a similar transaction (other than any such transaction between or among the Company and one or more wholly-owned (directly or indirectly) Subsidiaries of the Company, which transactions would not adversely affect the rights of any Investor Groups);

          (ii) acquiring or disposing of (in each case, including by merger, business combination, reorganization or other similar transaction), in a single transaction or a series of related transactions, any business or assets for consideration having a value (valuing any non-cash consideration at fair market value as determined by the Board in good faith) in excess of 20% of the fair market value of the total assets of the Company and its Subsidiaries, taken as a whole, as of immediately prior to such transaction or series of transactions (as determined by the Board in good faith);

          (iii) (A) incurring any indebtedness for borrowed money or issuing any debt securities (other than indebtedness or debt securities owed between or among the Company and/or one or more wholly-owned Subsidiaries) or (B) issuing to any third party any preferred stock (1) that the Company is required on a date certain, or can be required by the holder at the option of the holder, to redeem or repurchase, or with respect to which the Company is required to pay cash dividends or (2) of a type other than the types of preferred stock set forth in clause (1), to the extent that the aggregate that the aggregate liquidation value of all such preferred stock described in this clause (2) exceeds $50 million in the aggregate, if, in the cases of either of clause (A) or (B) and in the aggregate for all transactions described in clauses (A) and (B), the amount of such new indebtedness or the liquidation value of such preferred stock exceeds 20% of the fair market value of the total assets of the Company and its Subsidiaries, taken as a whole, as of immediately prior to such incurrence or issuance (as determined by the Board in good faith);

          (iv) entering into or effecting any agreement or transaction after the Closing between or among the Company and/or any of its Subsidiaries, on the one hand, and any Affiliates of either the Company or any Stockholder, on the other hand, other than DE MINIMIS transactions on arm's length terms; and

          (v) effecting any amendment to the Charter or Bylaws with the purpose or effect of facilitating any actions referred to in clauses (i)-(iv) or that otherwise would directly conflict with the terms of this Agreement.

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          (c) In addition to any other approval required, without the prior written approval of each affected Investor Group, the Company and each Stockholder shall not, and shall cause their respective Subsidiaries not to, amend this Agreement, the Charter or the Bylaws or take any other action that would have any of the following effects:

          (i) imposing additional restrictions on a Sponsor Stockholder's ability to Transfer any Shares, Share Equivalents or other securities of the Company, other than as set forth in Article II;

          (ii) limiting a Sponsor Stockholder's ability to sell Shares as a Tag-Along Seller in accordance with Section 2.04;

          (iii) limiting a Stockholder's right to nominate or designate Directors pursuant to Sections 1.01-1.03;

          (iv) limiting a Sponsor Stockholder's right to participate in Public Offerings as set forth in the Registration Rights and Coordination Committee Agreement; or

          (v) that any of the foregoing would not require the consent of an affected Investor Group.

          (d) In addition to any other approval required, without the prior written approval of Management Stockholders holding a majority of the Shares held by the Management Stockholders, the Company and each Stockholder shall not, and shall cause their respective Subsidiaries not to, amend this Agreement, the Charter or the Bylaws or take any other action that would have any of the following effects:

          (i) imposing additional restrictions on a Management Stockholder's ability to Transfer any Shares, Share Equivalents or other securities of the Company, other than as set forth in Article II;

          (ii) limiting a Management Stockholder's ability to sell Shares as a Tag-Along Seller in accordance with Section 2.04;

          (iii) limiting a Management Stockholder's right to participate in Public Offerings as set forth in the Registration Rights and Coordination Committee Agreement; or

          (iv) that any of the foregoing would not require the approval of Management Stockholders holding a majority of the Shares held by such Management Stockholder.

          (e) In addition to any other approval required, the Company and each Stockholder shall not, and shall cause their respective Subsidiaries not to, adopt or effect any amendment, modification or supplement to this Agreement, the Charter or the Bylaws that would subject any Investor Group to materially adverse differential treatment as compared to the other Investor Groups, without the prior written approval of each such materially adversely affected Investor Group, and shall not amend, modify or supplement this Section 1.05(e) without the prior written approval of each affected Investor Group.

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          Section 1.06. CORPORATE OPPORTUNITY. (a) Except as otherwise agreed in writing, to the fullest extent permitted by law, (i) no Sponsor Stockholder or Investor Director shall have any duty (fiduciary or otherwise) or obligation, if any, to refrain from (A) engaging in the same or similar activities or lines of business as the Company or any of its Subsidiaries, (B) doing business with any client, customer or vendor of the Company or any of its Subsidiaries or (C) entering into and performing one or more agreements (or modifications or supplements to pre-existing agreements) with the Company or any of its Subsidiaries, including, in the cases of clauses (A), (B) or (C), any such matters as may be corporate opportunities; and (ii) no Investor Director or Sponsor Stockholder nor any officer, director or employee thereof shall be deemed to have breached any duties (fiduciary or otherwise), if any, to the Company, any of its Subsidiaries or its securityholders solely by reason of any Investor Director or Sponsor Stockholder engaging in any such activity or entering into such transactions, including any corporate opportunities.

          (b) The Company and its Subsidiaries shall have no interest or expectation in, nor right be informed of, any Corporate Opportunity, and in the event that any Investor Director, Sponsor Stockholder or Section 2 Person acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity, such Investor Director, Sponsor Stockholder or Section 2 Person shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Corporate Opportunity to the Company or any of its Subsidiaries or to any other Investor Directors or stockholders and shall not, to the fullest extent permitted by law, be liable to the Company or any of its Subsidiaries or stockholders for breach of any fiduciary duty as a Director, officer or stockholder of the Company or any of its Subsidiaries by reason of the fact that any Investor Director, Sponsor Stockholder or Section 2 Person acquires or seeks such Corporate Opportunity for itself, directs such Corporate Opportunity to another person or entity, or otherwise does not communicate information regarding such Corporate Opportunity to the Company or its Subsidiaries or stockholders, and the Company and its Subsidiaries, to the fullest extent permitted by law, waive and renunciate any claim that such business opportunity constituted a Corporate Opportunity that should have been presented to the Company or any of its Affiliates; provided that if an opportunity is expressly communicated to a Section 2 Person in his or her capacity as a director or officer of the Company or such Subsidiary for the expressed purpose of causing such opportunity to be communicated to the Company or such Subsidiary, then such Section 2 Person shall satisfy his or her fiduciary obligation, if any, by communicating the opportunity, or, in lieu thereof, the identity of the party initiating the communication, to the Board. For the purposes of this Stockholders Agreement, (1) "CORPORATE OPPORTUNITY" shall include, without limitation, any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Company or any of its Subsidiaries could have any expectancy or interest; and (2) "SECTION 2 PERSON" shall mean any director or officer of the Company or any of its Subsidiaries who is also a director, officer or employee of any Sponsor Stockholder or any of its Affiliates.

          Section 1.07. PROXY. Each Management Stockholder hereby irrevocably appoints Chinh E. Chu and Matthew S. Kabaker, in their respective capacities as Directors nominated by the Blackstone Investor Group, and any other Person designated in writing by the Blackstone Investor Group, each of them individually, with full power of substitution, as its proxy and attorney-in-fact to vote its Shares in accordance with such Management Stockholder's agreements contained in this Article I (except for Section 1.05(d)), which proxy shall be valid

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and remain in effect until the applicable provisions of this Article I expire pursuant to Section 7.14. The proxy granted hereby is irrevocable and coupled with an interest sufficient in law to support an irrevocable power. Each Person who is granted such proxy agrees that each Management Stockholder's Shares shall only be voted in a manner consistent with such Management Stockholder's agreements with respect to voting contained in this Article I and agrees that it shall not vote such Management Stockholder's Shares in any manner inconsistent with this Agreement. This Section 1.07 shall terminate when the Blackstone Investor Group ceases to own a majority of the outstanding Shares.

                                   ARTICLE II
                                    TRANSFERS

          Section 2.01. GENERALLY. No Stockholder shall directly or indirectly sell, transfer, pledge or otherwise dispose of any economic, voting or other rights in or to (collectively, "TRANSFER") any Shares, Share Equivalents or other securities of the Company, other than (i) to Permitted Transferees, (ii) in a Tag-Along Sale pursuant to Section 2.04 or in a Drag-Along Sale pursuant to
Section 2.05, in each case in a transaction initiated by Sponsor Stockholder(s) that collectively own at least 35% of the outstanding Shares or that obtained approval pursuant to clause (iv) below, (iii) after an IPO, and, in each case, subject to any applicable provisions of the Registration Rights and Coordination Committee Agreement: (1) in a Public Offering, (2) pursuant to Rule 144 (including any block sale made pursuant to Rule 144) or (3) in a distribution of Shares by a Sponsor Stockholder to its general or limited partners, members, managers or shareholders in accordance with such Sponsor Stockholder's governing documents ("FUND DISTRIBUTIONS"), or (iv) with the approval of the Majority Sponsor Stockholders and, if applicable, in accordance with Section 2.04 or 2.05 (clauses (i), (ii) and (iii) together, the "PERMITTED TRANSFER PROVISIONS"). The Company shall not record upon its books any Transfer of any securities of the Company other than as permitted by and in accordance with the Permitted Transfer Provisions, and any purported Transfer in violation hereof shall be null and void and of no effect.

          Section 2.02. COMPLIANCE WITH SECURITIES LAWS. No Transfer of any securities of the Company otherwise permitted under this Agreement shall be made if such Transfer is not in compliance with the Securities Act or any other applicable securities laws.

          Section 2.03. AGREEMENT TO BE BOUND. No Transfer of any securities of the Company otherwise permitted by the Permitted Transfer Provisions shall be made or be effective (and the Company shall not record or recognize any such Transfer on its books) unless (i) the certificates representing such securities issued to the transferee bear the legend provided in Section 2.06 hereof, if required by such Section 2.06, and (ii) the transferee shall have executed and delivered to the Company, as a condition precedent to such Transfer, an instrument or instruments in form and substance reasonably satisfactory to the Board confirming that the transferee agrees to be bound by the terms of this Agreement and accepts the rights and obligations set forth hereunder; PROVIDED, HOWEVER, that the terms and conditions of (x) Section 2.03(ii) hereof shall not apply to any Transfer of Shares pursuant to Section 2.05 hereof except to the extent that the agreement providing for such Transfer provides that the transferee shall be bound by this Agreement as a Stockholder, and (y) Sections 2.03(i) and 2.03(ii) hereof shall not apply to any Transfer pursuant to a Public Offering or Rule 144 (including any block sale made pursuant to Rule 144).

          Section 2.04. TAG-ALONG RIGHT. (a) SALE NOTICE. If any Sponsor Stockholder (or group of Sponsor Stockholders) (the "SELLING STOCKHOLDER") proposes to Transfer Shares in a Tag-Along Sale, then the Selling Stockholder shall first give written notice (the "SALE NOTICE") (i) to the other Sponsor Stockholders and (ii) if the number of Shares proposed to be purchased by the proposed purchaser is greater than 50% of the outstanding Shares, to the Management Stockholders (such Stockholders to be given such written notice, the "OFFEREE STOCKHOLDERS"), stating that it desires to make such Transfer, referring to this Section 2.04, specifying the type(s) and number of Shares proposed to be purchased by the proposed purchaser (the "OFFER SHARES"), and specifying the price, the form of consideration, name and description of the purchaser (including any controlling Persons thereof) (the "PROPOSED TRANSFEREE") and the material terms pursuant to which such Transfer is proposed to be made.

          (b) TAG-ALONG ELECTION. Within ten Business Days after the date of receipt of the Sale Notice, each Offeree Stockholder shall deliver to the Selling Stockholder and to the Company a written notice stating whether the Offeree Stockholder elects to sell a PRO RATA portion of its Shares (equal to (1) the total number of Shares owned by such Offeree Stockholder, multiplied by
(2) a fraction, (A) the numerator of which is the number of Offer Shares and (B) the denominator of which is the total number of Shares owned by the Selling Stockholder and the Offeree Stockholders who elect to sell Shares in such sale) to such Proposed Transferee on the same terms, purchase price and conditions as the Selling Stockholder (with respect to each Offeree Stockholder, its "TAG-ALONG SHARES"). An election pursuant to the first sentence of this Section 2.04(b) shall constitute an irrevocable commitment by the Offeree Stockholder making such election to sell such Tag-Along Shares to the Proposed Transferee if the sale of Offer Shares to the Proposed Transferee occurs on the terms contemplated thereby. Such terms may include a maximum number of Shares such Proposed Transferee is willing to purchase, and, in such case, the Selling Stockholder and the Offeree Stockholders selling Shares pursuant hereto shall be cut back PRO RATA based on the number of Shares each such Stockholder is electing to sell.

          (c) THIRD-PARTY SALE; TAG-ALONG BUYER. A sale to a Proposed Transferee pursuant to this Section 2.04 shall only be consummated if the Proposed Transferee shall purchase, within 90 days of the date of the Sale Notice, concurrently with and on the same terms and conditions and at the same price as the applicable class of Offer Shares, all of each Offeree Stockholder's Tag-Along Shares of the same class with respect to such sale, in accordance with their elections pursuant to Section 2.04(b), and subject to the last sentence thereof (the "TAG-ALONG RIGHT"). Each Offeree Stockholder electing to sell Tag-Along Shares (a "TAG-ALONG SELLER") agrees to cooperate in consummating such a sale, including, without limitation, by becoming a party to the sales agreement and all other appropriate related agreements, delivering, at the consummation of such sale, stock certificates (if any) and other instruments for such Shares duly endorsed for transfer, free and clear of all liens and encumbrances, and voting or consenting in favor of such transaction (to the extent a vote or consent is required) and taking any other necessary or appropriate action in furtherance thereof, including the execution and delivery of any other appropriate agreements, certificates, instruments and other documents (including, without limitation, making any representations and warranties with respect to the

Company or the Company's business to the same extent that the Selling Stockholder makes such representations and warranties, if and to the extent requested by the Proposed Transferee). In addition, each Tag-Along Seller shall, if and to the extent requested by the Selling Stockholder, agree to be severally responsible for its proportionate share (based on the number of securities transferred in the transaction) of the third-party expenses of sale incurred by the sellers on behalf of all sellers in connection with such sale and the monetary obligations and liabilities incurred by the sellers on behalf of all sellers in connection with such sale. Such monetary obligations and liabilities shall include (to the extent such obligations are incurred) obligations and liabilities for indemnification (including for (i) breaches of representations and warranties made in connection with such sale by the Company or any other seller with respect to the Company or the Company's business, (ii) breaches of covenants in effect prior to closing, on a several basis with other sellers who have breached the same covenants and (iii) other matters, but only, in the case of clause (iii), to the extent such breaches or inaccuracies are of a type for which insurance can be obtained on commercially reasonable terms), and shall also include amounts paid into escrow or subject to holdbacks, and amounts subject to post-closing purchase price adjustments, PROVIDED that all such obligations are equally applicable on a several and not joint basis to the Selling Stockholder and each Tag-Along Seller based on the number of securities transferred in the transaction. The foregoing notwithstanding, (i) without the written consent of a Tag-Along Seller, the amount of such obligations and liabilities for which such Tag-Along Seller shall be responsible shall not exceed the gross proceeds received by such Tag-Along Seller in such sale, (ii) a Tag-Along Seller shall not be obligated to enter into any non-compete or other post-closing covenant that restricts its activities in any way and (iii) a Tag-Along Seller shall not be responsible for the fraud of any other seller or for any indemnification obligations and liabilities for breaches of representations and warranties and covenants made by any other seller with respect to such other seller's (A) ownership of and title to shares of capital stock of the Company, (B) organization, (C) authority, (D) conflicts and consents and (E) other matters that relate to such other seller but not to the Company or such Tag-Along Seller.

          Section 2.05. DRAG-ALONG RIGHT. (a) If (x) the Sponsor Stockholders collectively own at least 50% of the outstanding Shares and (y) a Sponsor Stockholder (or group of Sponsor Stockholders) owning at least 35% of the outstanding Shares (the "DRAGGING STOCKHOLDERS") proposes to Transfer Shares in a Drag-Along Sale, then the Dragging Stockholder shall have the right (a "DRAG-ALONG RIGHT"), exercisable upon 10 Business Days' prior written notice to the other Stockholders, to require the other Stockholders to sell a number of their Shares (and, at the option of the Dragging Stockholder, their Share Equivalents) equal to its Drag-Along Portion to the Proposed Transferee on the same terms and conditions and at the same price as the Dragging Stockholder receives in connection with such transaction in respect of its Shares (in the case of Share Equivalents, the purchase price of each shall be equal to the purchase price attributable to the number of Shares issuable upon exercise or conversion thereof less any exercise price thereof). In the event that there are conflicting proposed Drag-Along Sales, the Dragging Stockholders owning the greatest number of Shares shall have the Drag-Along Right.

          (b) Each Stockholder selling Shares pursuant to a transaction contemplated by this Section 2.05 (a "DRAG-ALONG SELLER") agrees to cooperate in consummating such a sale, including, without limitation, by becoming a party to the sales agreement and all other appropriate related agreements, delivering, at the consummation of such sale, stock certificates (if any) and other instruments for such Shares duly endorsed for transfer, free and clear of all liens and encumbrances, and voting or consenting in favor of such transaction (to the extent a vote or consent is required) and taking any other necessary or appropriate action in furtherance thereof, including the execution and delivery of any other appropriate agreements, certificates, instruments and other documents (including, without limitation, making any representations and warranties with respect to the Company or the Company's business to the same extent that the Dragging Stockholder makes such representations and warranties, if and to the extent requested by the Proposed Transferee). In addition, each Drag-Along Seller shall, if and to the extent requested by the Dragging Stockholder, agree to be severally responsible for its proportionate share (based on the number of securities transferred in the transaction) of the third-party expenses of sale incurred by the sellers on behalf of all sellers in connection with such sale and the monetary obligations and liabilities incurred by the sellers on behalf of all sellers in connection with such sale. Such monetary obligations and liabilities shall include (to the extent such obligations are incurred) monetary obligations and liabilities for indemnification (including for (i) breaches of representations and warranties made in connection with such sale by the Company or any other seller with respect to the Company or the Company's business, (ii) breaches of covenants in effect prior to closing, on a several basis with other sellers who have breached the same covenants and (iii) other matters, but only, in the case of clause
(iii), to the extent such breaches or inaccuracies are of a type for which insurance can be obtained on commercially reasonable terms), and shall also include amounts paid into escrow or subject to holdbacks, and amounts subject to post-closing purchase price adjustments, PROVIDED that all such obligations are equally applicable on a several and not joint basis to each Drag-Along Seller based on the number of securities transferred in the transaction. The foregoing notwithstanding, (i) without the written consent of a Drag-Along Seller, the amount of such obligations and liabilities for which such Drag-Along Seller shall be responsible shall not exceed the gross proceeds received by such Drag-Along Seller in such sale, (ii) a Drag-Along Seller shall not be obligated to enter into any non-compete or other post-closing covenant that restricts its activities in any way and (iii) a Drag-Along Seller shall not be responsible for the fraud of any other seller or any indemnification obligations and liabilities for breaches of representations and warranties and covenants made by any other seller with respect to such other seller's (A) ownership of and title to shares of capital stock of the Company, (B) organization, (C) authority, (D) conflicts and consents and (E) other matters that relate to such other seller but not to the Company or to the Drag-Along Seller.

          Section 2.06. LEGEND. Each certificate (if certificated) evidencing securities of the Company and each instrument issued in exchange for or upon the Transfer of any securities of the Company (subject to the proviso in Section
2.03 hereof) shall be stamped or otherwise imprinted with a legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF APRIL 5, 2006, AMONG UICI AND CERTAIN OF ITS STOCKHOLDERS, AND AMONG OTHER THINGS, MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE WITH SUCH TRANSFER RESTRICTIONS AND APPLICABLE SECURITIES LAW. A COPY OF SUCH STOCKHOLDERS AGREEMENT IS ON FILE

          WITH THE SECRETARY OF THE COMPANY AND IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST THEREFOR. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.

          Section 2.07. ANCILLARY AGREEMENTS. On or shortly after the date hereof, the Company shall enter into a Fee Agreement (or Fee Agreements) with the Sponsor Stockholders or certain of their affiliates or management companies, and a Registration Rights and Coordination Committee Agreement with the Stockholders.

                                   ARTICLE III
                               INFORMATION RIGHTS

          Section 3.01. BUSINESS INFORMATION. (a) The Company will prepare and furnish the following to each Investor Group, each Management Stockholder and each VCOC Stockholder:

          (i) As soon as available, and in any event within 75 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of each such fiscal year and the audited consolidated statements of income, cash flows and changes in stockholders' equity for such year of the Company and its Subsidiaries, setting forth in each case in comparative form the figures for the next preceding fiscal year, all in reasonable detail.

          (ii) As soon as available, and in any event within 35 days (or such greater time as prescribed by the Securities and Exchange Commission for accelerated filers) after the end of each fiscal quarter of the Company for the first three fiscal quarters of a fiscal year, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter and the related consolidated statements of income, cash flows and changes in stockholders' equity for such quarter and the portion of the fiscal year then ended of the Company and its subsidiaries, setting forth in each case the figures for the corresponding periods of the previous fiscal year, or, in the case of such balance sheet, for the last day of such fiscal year, in comparative form, all in reasonable detail.

          (iii) As soon as available, and in any event within 45 days after the start of each fiscal year of the Company, a copy of the operating and capital expenditure budgets for the Company and its Subsidiaries for such fiscal year, in each case in such form as the Company prepares in the ordinary course of business.

          (iv) To the extent otherwise prepared by the Company, periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries.

          (b) At any time during which the Company is subject to the periodic reporting requirements of the Exchange Act or voluntarily reports thereunder, the Company may satisfy its obligations pursuant to Sections 3.01(a)(i) and 3.01(a)(ii) by filing with the Securities and

Exchange Commission (via the EDGAR system or in another matter that permits access by the public or by all Sponsor Stockholders) on a timely basis annual and quarterly reports satisfying the requirements of the Exchange Act. The Company's obligation to furnish the materials described in this Section 3.01 shall be satisfied so long as it transmits such materials to the Stockholders within the time periods specified in this Section, notwithstanding that such materials may actually be received after the expiration of such periods.

                                   ARTICLE IV
                                PREEMPTIVE RIGHTS

          Section 4.01. PREEMPTIVE RIGHTS. (a) Except as set forth in Section 4.01(c), if the Company proposes to issue Shares, Share Equivalents or other equity securities, each Stockholder shall have the right (the "PREEMPTIVE RIGHT") to elect to purchase for the same price (net of any underwriting discounts or sales commissions), and on the same terms and conditions as securities of the same type are proposed to be offered to others, up to such Stockholder's Preemptive Amount. "PREEMPTIVE AMOUNT" means the maximum number of securities proposed to be issued in the relevant issuance multiplied by a fraction, the numerator of which shall be the number of Shares owned by such Stockholder immediately prior to the issuance and the denominator of which shall be the total number of Shares issued and outstanding immediately prior to such issuance.

          (b) The Company shall cause to be given to each Stockholder and prior to the proposed issuance a written notice setting forth the consideration that the Company intends to receive and the terms and conditions upon which the securities shall be issued (the "PREEMPTIVE NOTICE"). After receiving a Preemptive Notice, a Stockholder which desires to exercise its Preemptive Right must give notice to the Company in writing, within 10-Business Days after the date that such Preemptive Notice is delivered, that such Stockholder desires to purchase securities of such issuance (the "PREEMPTIVE REPLY"). A Preemptive Reply shall constitute an irrevocable commitment by such Stockholder to purchase such securities if the issuance occurs on the terms contemplated in the Preemptive Notice. The closing of the sale pursuant to a Preemptive Reply shall occur concurrently with the closing of the issuance giving rise to the Preemptive Right, but no later than 90 days following the expiration of such 10-Business Day period. After such 10-Business Day period, any securities not subscribed for by Stockholders submitting valid Preemptive Replies may, during the period not exceeding 90 days following the expiration of such 10-Business Day period, be issued on terms and conditions no less favorable and at a price not less than the price set forth in the Preemptive Notice. Any such securities not issued during such 90 day period shall thereafter again be subject to the preemptive rights provided for in this Section 4.01. In the event that the consideration received by the Company in connection with an issuance is property other than cash, each Stockholder may, at its election, pay in cash the fair market value, as determined by the Board in good faith, of such non-cash consideration on a per-share basis. Preemptive Rights of any Management Stockholder are not transferable, and do not transfer by operation of law or this Agreement in connection with any Transfer of any such Shares of a Management Stockholder.

          (c) The provisions of this Section 4.01 shall not apply to issuances by the Company: (i) to any of its wholly owned Subsidiaries; (ii) upon the exercise or conversion of any Share Equivalents; (iii) to officers, employees, directors, independent contractors or consultants

(other than Investor Groups or Affiliates thereof) of the Company or its Subsidiaries in connection with such Person's employment, independent contractor or consulting arrangements with the Company or its Subsidiaries, in each case to the extent approved by the Board or pursuant to an employment benefit plan or arrangement approved by the Board; (iv) (A) in any business combination or acquisition transaction involving the Company or any of its Subsidiaries, other than a transaction of the type referenced in Section 1.05(b)(iv), (B) in connection with any joint venture or strategic partnership entered into primarily for purposes other than raising capital (as determined by the Board in good faith), other than joint ventures and strategic partnerships with any Investor Groups or Affiliates thereof or (C) to financial institutions, commercial lenders, broker/finders or any similar party, or their respective designees, in connection with the incurrence or guarantee of indebtedness by the Company or any of its Subsidiaries, in each case to the extent approved by the Board; (v) in connection with any stock split, stock dividend paid on a proportionate basis to all holders of the affected class of capital stock or recapitalization approved by the Board; or (vi) pursuant to a Public Offering.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES; COVENANTS

          Section 5.01. REPRESENTATIONS AND WARRANTIES. Each Stockholder and the Company represents and warrants to each other Stockholder and the Company (in the case of the Stockholders) that (i) such Person has full legal power, authority and right to execute and deliver, and to perform its obligations under, this Agreement, (ii) this Agreement has been duly and validly executed and delivered by such Person and constitutes a valid and binding agreement of such Person enforceable against such Person in accordance with its terms, and
(iii) it has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement or would otherwise frustrate or limit the ability of such Person to comply with its obligations hereunder, other than the Voting Trust Agreement to which the DLJ Investor Group is a party, a copy of which has been provided by the DLJ Investor Group to each Sponsor Stockholder prior to the date hereof (the "VOTING TRUST AGREEMENT").

          Section 5.02. COVENANTS. (a) Each Stockholder and the Company agrees that it shall not grant or become a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement or would otherwise frustrate or limit the ability of such Stockholder to comply with its obligations hereunder, other than the Voting Trust Agreement.

          (b) The Company shall advise each Sponsor Stockholder before it or any of its Subsidiaries directly or indirectly enters into any new line of business that is materially different from the Company's lines of businesses as of the date of this Agreement and, in the event it so elects to enter a new line of business, shall discuss in good faith and reasonably cooperate with each Investor Group to resolve any regulatory problems that such actions may cause such Investor Group.

                                   ARTICLE VI
                                   CALL RIGHTS

          Section 6.01. CALL OPTION. Except as otherwise agreed in writing by the Company and a Management Stockholder and subject to the proviso contained in the next sentence, if any Management Stockholder ceases to be employed by the Company and its Subsidiaries, as applicable, for any reason, the Company (or a Subsidiary designated by the Company) shall have the right to purchase, out of funds legally available therefor, all or any portion of such Management Stockholders' Shares at any time following the later of (i) six months following the Management Stockholder's receipt of the Shares subject to the right and (ii) the Management Stockholder's termination of employment. The purchase price per Share for each such Share shall be equal to the Fair Market Value of such Share; PROVIDED that if such Management Stockholder's employment was terminated by the Company or any of its Subsidiaries for Cause, then the purchase price per Share for each such Share shall be equal to the lower of (a) the weighted average per Share price paid by such Management Stockholder and (b) Fair Market Value of such Share.

          Section 6.02. CASH PAYMENT. The Company shall make any payment required by Section 6.01 in cash; PROVIDED, HOWEVER, that the Board may determine to make such payment in the form of a promissory note at the prime rate then in effect (as determined by Citibank, N.A.) made by the Company in lieu of cash if in the good faith determination of the Board, it would be advisable and in the best interest of the Company to do so in light of the availability under or limitations imposed by any credit agreement or other debt agreement of the Company and the Company's capital and liquidity position. Any such note may be prepaid in whole or in part at any time and from time to time without premium or penalty.

          Section 6.03. REPRESENTATIONS AND WARRANTIES. The receipt of consideration by any Management Stockholder selling Shares in payment for the Transfer of such Shares pursuant to this Article VI shall be deemed a representation and warranty by such Person that: (a) such Management Stockholder has full right, title and interest in and to such Shares; (b) such Management Stockholder has all necessary power and authority and has taken all necessary action to sell such Shares as contemplated by this Article VI; and (c) such Shares are free and clear of any and all liens or encumbrances.

                                   ARTICLE VII
                                  MISCELLANEOUS

          Section 7.01. ASSIGNMENT AND BINDING EFFECT. (a) Neither the Company nor any Stockholder shall assign all or any part of this Agreement without the prior written consent of the other parties hereto, (1) except as provided in
Section 1.02(f) or (2) except in connection with a Transfer of Shares permitted by the terms of this Agreement subject to the terms of this Agreement.

          (b) The Company shall not issue any authorized but previously unissued Shares or Share Equivalents to any employee of the Company who is not then a party to this Agreement unless such employee agrees to and does become a party to this Agreement and bound hereby in respect of all Shares and Share Equivalents of the Company owned by such employee from and after such issuance.

          Section 7.02. NOTICES. Any notice, demand, request, waiver, or other communication under this Agreement shall be personally served in writing, shall be deemed to have been given on the date of service, and shall be addressed as follows:

                  TO THE COMPANY:   UICI
                                    9151 Grapevine Highway
                                    North Richland Hills, TX  76180
                                    Facsimile: (817) 255-5334
                                    Attention:  William J. Gedwed
                                    Attention:  General Counsel

             TO ANY MEMBER OF THE   Blackstone Management Partners
       BLACKSTONE INVESTOR GROUP:   IV L.L.C.
                                    345 Park Avenue, 31st Floor
                                    New York, NY  10154
                                    Facsimile:  (212) 583-5722
                                    Attention:  Chinh Chu

                  With a copy to:   Wachtell, Lipton, Rosen & Katz
                                    51 West 52nd Street
                                    New York, NY 10019
                                    Facsimile:  (212) 403-2000
                                    Attention:  Mark Gordon, Esq.

             TO ANY MEMBER OF THE   GS Capital Partners V Fund, L.P.
               GS INVESTOR GROUP:   85 Broad Street, 31st Floor
                                    New York, NY 10004
                                    Facsimile:  (212) 357-5505
                                    Attention:  John Bowman

                  With a copy to:   Sullivan & Cromwell LLP
                                    125 Broad Street
                                    New York, New York  10004
                                    Facsimile:  (212) 558-3588
                                    Attention:  Richard A. Pollack,
                                    Esq.

             TO ANY MEMBER OF THE   DLJ Merchant Banking Partners
              DLJ INVESTOR GROUP:   IV, L.P.
                                    Eleven Madison Avenue
                                    New York, NY 10010
                                    Facsimile:
                                    Attention:  Michael Isikow

            With a copy to:         Davis Polk & Wardwell
                                    450 Lexington Avenue
                                    New York, New York  10017
                                    Facsimile:  (212) 450-3599
                                    Attention:  Nancy L. Sanborn, Esq.

          Section 7.03. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

          Section 7.04. JURISDICTION. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal courts of the Southern District of New York and New York State courts sitting in New York City for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court). The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal courts of the Southern District of New York and New York State courts sitting in New York City, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          Section 7.05. ENTIRE AGREEMENT. This Agreement, the Fee Agreement and the Registration Rights and Coordination Committee Agreement set forth the entire understanding and agreement of the parties hereto and supersedes any and all other understandings, term sheets, negotiations or agreements between the parties hereto relating to the subject matter of this Agreement, the Fee Agreement and the Registration Rights and Coordination Committee Agreement.

          Section 7.06. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

          Section 7.07. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

          Section 7.08. INTERPRETATION. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words

"include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          Section 7.09. AMENDMENT AND MODIFICATION. Except as provided in, and subject to, Section 1.05, this Agreement may be amended, modified or supplemented only in writing by Sponsor Stockholders that own not less than 70% of the Sponsor Shares.

          Section 7.10. WAIVER. Any party hereto may on behalf of itself only,
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

          Section 7.11. FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations, to consummate and make effective the provisions of this Agreement.

          Section 7.12. SECTIONS, EXHIBITS. References to a section are, unless otherwise specified, to one of the sections of this Agreement and references to an "Exhibit" or "Schedule" are, unless otherwise specified, to one of the exhibits or schedules attached to this Agreement.

          Section 7.13. SPECIFIC ENFORCEMENT. The Stockholders, and the Company acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

          Section 7.14. TERMINATION. (a) This Agreement shall terminate and, except as provided herein, be of no further effect, at such time as there are no longer any Sponsor Stockholders. No termination under this Agreement shall relieve any Person of liability for breach prior to termination. In the event this Agreement is terminated, each Stockholder shall retain the indemnification, contribution and reimbursement rights pursuant to Section 7.17 hereof with respect to any matter that occurred prior to such termination.

          (b) The provisions in Article IV and Article VI shall terminate upon an IPO.

          (c) The provisions in Section 2.01 and 2.03 shall cease to be applicable to Sponsor Stockholders on the date which is five years from the date of the Closing.

          Section 7.15. WITHDRAWAL. Any Stockholder that ceases to own any Shares shall cease to be a party to this Agreement and cease being a Stockholder ("WITHDRAW"). In addition, if all of the Sponsor Stockholders that are members of a single Investor Group own less than 3% of the outstanding Shares in the aggregate, all, but not less than all, of such Sponsor Stockholders may elect to Withdraw. Furthermore, all Management Stockholders shall Withdraw from this Agreement upon the earlier of (i) six months after a Qualified IPO and (ii) the occurrence of a Change of Control. Any Stockholder who Withdraws shall cease to have any rights or obligations under this Agreement, except such Stockholder (i) shall not thereby be relieved of its liability for breach of this Agreement prior to such Withdrawal; (ii) shall retain any rights with respect to a breach of this Agreement by any other Person prior to such Withdrawal; and (iii) shall retain the indemnification, contribution and reimbursement right pursuant to
Section 7.17 hereof with respect to any matter that occurred prior to such Withdrawal.

          Section 7.16. NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain members of the Investor Groups may be partnerships or limited liability companies, each party to this Agreement covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner, member or manager of any Investor Group or of any partner, member, manager, Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Investor Group or any current or future member of any Investor Group or any current or future director, officer, employee, partner, member or manager of any Investor Group or of any Affiliate or assignee thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

          Section 7.17. INDEMNITY. The Company shall indemnify and hold harmless, to the full extent permitted by law, each of the Investor Groups and each of their directors, officers, employees, shareholders, general partners, limited partners, members, advisory directors, managing directors and Affiliates (other than the Company and its Subsidiaries) (and directors, officers, employees, shareholders, general partners, limited partners, members, advisory directors, managing directors and controlling persons thereof) (collectively, "RELATED PERSONS") against any and all losses, claims, damages or liabilities, joint or several, and expenses (including without limitation reasonable attorneys' fees and any and all reasonable expenses incurred investigating, preparing or defending against any litigation, commenced or threatened, or any claim, and any and all amounts paid in any settlement of any such claim or litigation) to which such Related Person may become subject, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon the Merger or the other transactions contemplated by the Merger Agreement. Such indemnification obligation shall be in addition to any liability that the Company may otherwise have to any other such Related Person. The provisions of this Section 7.17 are intended to be for the benefit of, and shall be enforceable by, each Related Person and its respective successors, heirs and representatives.

          Section 7.18. SUCCESSORS. Permitted Transferees are entitled to all of the rights and subject to all of the obligations of the transferor hereunder from whom they received their Shares regardless of whether the Agreement elsewhere expressly so provides.

                                  ARTICLE VIII
                                   DEFINITIONS

          Section 8.01. DEFINITIONS. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth below:

          (a) "ADDITIONAL DIRECTOR" means any individual who is not an Affiliate of any Investor Group or a director, officer or employee of any Investor Group or its Affiliates.

          (b) "AFFILIATE" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

          (c) "APPLICABLE LAW" shall mean means any federal, state and local law, statute, regulation, rule or code or other provisions having the force or effect of law; and all common law enacted, adopted, issued or promulgated by any governmental body; or all Listing Rules, each as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time.

          (d) "BLACKSTONE INVESTOR GROUP" shall mean Blackstone Capital Partners IV L.P., Blackstone Capital Partners IV - A L.P., Blackstone Family Investment Partnership IV - A L.P., Blackstone Participation Partnership IV L.P. and any Permitted Transferee thereof.

          (e) "BUSINESS DAY" shall mean any day on which banks are required to be open to conduct business in New York City.

          (f) "BYLAWS" shall mean the bylaws of the Company, as amended from time to time.

          (g) "CAUSE" shall have the meaning set forth in the Charter.

          (h) "CHANGE OF CONTROL" shall mean:

          (i) The acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "ACQUIRING PERSON"), other than the Investor Groups and their Affiliates (the "PERMITTED HOLDERS"), directly or indirectly, of beneficial ownership of equity securities of the Company representing more than 50% of the voting power of the then-outstanding equity securities of the Company entitled to vote generally in the election of directors (the "COMPANY VOTING SECURITIES"); provided, however, that for purposes of this subsection (i), the following shall not constitute a Change of Control: (A) any acquisition by the Company, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or
     (C) any acquisition by any Person pursuant to a transaction which complies with clauses (A) and (B) of subsection (ii) below; or

          (ii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a "BUSINESS COMBINATION"), in each case, unless immediately following such Business Combination, (A) all or substantially all of the beneficial owners of the Company Voting Securities immediately prior to such Business Combination beneficially own more than 50% of the then-outstanding combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Company Voting Securities, and (B) no Person (excluding the Permitted Holders) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination.

           Notwithstanding paragraphs (i) and (ii) above, in no event will a Change of Control be deemed to occur if the Permitted Holders maintain a direct or indirect Controlling Interest in the Company or in an entity that maintains a direct or indirect Controlling Interest in the Company. A "CONTROLLING INTEREST" in an entity shall mean beneficial ownership of more than 50% of the voting power of the outstanding equity securities of the entity.

          (i) "CHARTER" shall mean the certificate of incorporation of the Company, as amended from time to time.

          (j) "COMMON STOCK" shall mean class A-1 common stock, par value $0.01, of the Company, class A-2 common stock, par value $0.01 of the Company and all other common stock, if any, of the Company.

          (k) "DIRECTOR" shall mean a director of the Board.

          (l) "DIRECTOR DESIGNEE NUMBER" means, with respect to an Investor Group whose ownership of the Sponsor Shares it was issued at the Closing is within the ranges set forth in both column A and column B below, the number of Director designees set forth in the corresponding column C below (rounded down to the next lowest whole number):

-------------------------------------------------------------------------------
        COLUMN A                COLUMN B                   COLUMN C
 % OF ORIGINAL SPONSOR            % OF           NUMBER OF DIRECTOR DESIGNEES
         SHARES                OUTSTANDING
                                 SHARES
-------------------------------------------------------------------------------
          > 50%                    Any                  4 + the number of
                                                      Non-Investor Directors
-------------------------------------------------------------------------------
    > 45% and <= 50%               Any                  4 + (75% * the number of
                                                      Non-Investor Directors)
-------------------------------------------------------------------------------
    > 40% and <= 45%               Any                  3 + (75% * the number of
                                                      Non-Investor Directors)
-------------------------------------------------------------------------------
    > 35% and <= 40%               Any                  3 + (50% * the number of
                                                      Non-Investor Directors)
-------------------------------------------------------------------------------
    > 30% and <= 35%               Any                  3 + (25% * the number of
                                                      Non-Investor Directors)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
> Original GS Percentage           Any                 2 + (25% * the number of
       and <= 30%                                     Non-Investor Directors)
-------------------------------------------------------------------------------
     > Original DLJ                Any                          2
     Percentage and
 <= Original GS Percentage
-------------------------------------------------------------------------------
  >= 5% and <= Original            >=3%                         1
     DLJ Percentage
-------------------------------------------------------------------------------
  >= 5% and <= Original            < 3%                         0
     DLJ Percentage
-------------------------------------------------------------------------------
          < 5%                     Any                          0
-------------------------------------------------------------------------------


          (m) "DLJ INVESTOR GROUP" shall mean DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P., MBP IV Investors, L.P., CSFB Strategic Partners Holdings III, L.P., CSFB Strategic Partners Parallel Holdings III, L.P. and any Permitted Transferee thereof.

          (n) "DRAG-ALONG PORTION" means (1) the total number of Shares (including Shares issuable upon exercise or conversion of Share Equivalents) owned by a Stockholder, multiplied by (2) a fraction (i) the numerator of which is the total number of Shares (including Shares issuable upon exercise or conversion of Share Equivalents, if any) to be acquired by the acquiror or acquirors in the Drag-Along Sale and (ii) the denominator of which is the total number of Shares outstanding on a Fully Diluted Basis.

          (o) "DRAG-ALONG SALE" means a transaction or series of related transactions involving the direct or indirect Transfer to a Person or Persons not constituting Permitted Transferees or otherwise not affiliated with any Dragging Stockholders (including pursuant to a stock sale, merger, business combination, recapitalization, consolidation, reorganization, restructuring or similar transaction) in which the aggregate number of shares of Common Stock to be transferred (whether by the Dragging Stockholders, the Drag-Along Sellers or by others, including pursuant to the Charter) would exceed 50% of the total number of outstanding shares of Common Stock on a Fully Diluted Basis.

          (p) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (q) "EXERCISED OPTIONS" shall mean, with respect to a Management Stockholder, Shares acquired upon the conversion of stock options rolled over by Management Stockholders in the Merger, which options total the amounts set forth in Schedule A.

          (r) "FAIR MARKET VALUE" shall mean, with respect to a Share, the fair market value of such Share as determined from time to time (but no less frequently than quarterly) by the Board in good faith. In determining Fair Market Value, the Board will consider (among other factors it deems appropriate) the valuation prepared by the Blackstone Investor Group in the ordinary course of business for reporting to its advisory board and investors, which the Blackstone Investor Group will provide to the Board. Notwithstanding the foregoing, in the event that within 6 months of a termination of a Management Stockholder's employment (except in the case of a termination for Cause), an IPO or Change of Control occurs, Fair Market Value shall equal the consideration paid per share pursuant to such transaction.

          (s) "Fee Agreement" means the Transaction and Monitoring Fee Agreement providing for, among other things, a one-time transaction fee, annual monitoring fees, fees for certain other activities or services after the closing, and expense and cost reimbursement, in each case for the Sponsors Stockholders or certain of their affiliates or management companies, and other provisions contained therein. The Fee Agreement may be a single agreement or may be divided into separate agreements for each of the Sponsor Stockholders or their related parties.

          (t) "FULLY DILUTED BASIS" means assuming the exercise of all options that are vested and exercisable at the relevant time and conversion of all securities that are vested and convertible at the relevant time, in all cases using the treasury method.

          (u) "GS INVESTOR GROUP" shall mean Mulberry Holdings I, LLC and Mulberry Holdings II, LLC and any Permitted Transferee thereof.

          (v) "INDEPENDENT DIRECTOR" means any individual meets the definition of "independent" or the tests of "independence" pursuant to any Independence Requirements applicable to the Company from time to time.

          (w) "INVESTOR DIRECTOR" shall mean a Director that is nominated by an Investor Group pursuant to Section 1.02(a) or appointed to the Board pursuant to
Article V, Section 2 of the Charter.

          (x) "INVESTOR GROUP" shall mean any of the Blackstone Investor Group, the GS Investor Group or the DLJ Investor Group.

          (y) "IPO" means a public offering and sale of common stock of the Company pursuant to an effective registration statement (other than on Form S-4, S-8 or any similar or successor form) under the Securities Act which results in a listing or admission to trading of any class of the Company's common stock on the New York Stock Exchange or on The Nasdaq Stock Market, Inc.'s National Market.

          (z) "LISTING RULES" means, with respect to the New York Stock Exchange or the Nasdaq Stock Market, Inc.'s National Market, the listing rules of such stock exchange or the relevant governmental or other authority in the jurisdiction of such stock exchange, as in effect from time to time.

         (aa) "MAJORITY SPONSOR STOCKHOLDERS" means, at any time, Sponsor Stockholders owning a majority of the Sponsor Shares at such time.

         (bb) "MANAGEMENT COMPANY" means, (1) with respect to the Blackstone Investor Group, Blackstone Management Partners IV L.L.C.; (2) with respect to the GS Investor Group, Goldman, Sachs & Co.; and (3) with respect to the DLJ Investor Group, DLJ Merchant Banking, Inc.

         (cc) "MANAGEMENT STOCKHOLDER" means each Person listed on Schedule A to this Agreement under the heading "Management Stockholders" and such Person's Permitted Transferees, including any Person added to such Schedule A after the date hereof upon approval of the Board.

         (dd) "NON-INVESTOR DIRECTORS" means any Director who is an Additional Director nominated or designated pursuant to Section 1.02(a)(ii) or a Management Director nominated or designated pursuant to Section 1.02(a)(iii).

         (ee) "ORIGINAL DLJ PERCENTAGE" means the quotient of (i) the aggregate number of Shares issued to the DLJ Investor Group at the Closing over (ii) the Original Sponsor Shares.

         (ff) "ORIGINAL GS PERCENTAGE" means the quotient of (i) the aggregate number of Shares issued to the GS Investor Group at the Closing over (ii) the Original Sponsor Shares.

         (gg) "ORIGINAL SPONSOR SHARES" shall mean the aggregate number of Shares issued Sponsor Stockholders at the Closing.

         (hh) "PERMITTED TRANSFEREE" (1) shall mean, in respect of any Sponsor Stockholder, any investment fund that is directly or indirectly managed or advised by the manager or advisor of such Sponsor Stockholder or any of its Affiliates, or the successors of any Permitted Transferee; and (2) shall have the meaning set forth in the Charter, in respect of any Management Stockholder.

         (ii) "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         (jj) "PUBLIC OFFERING" means a public offering and sale of Common Stock of the Company pursuant to an effective registration statement under the Securities Act (other than on Form S-4, S-8 or any similar or successor form).

         (kk) "QUALIFIED IPO" means an IPO which results in at least 20% of the total outstanding Shares being sold to the public.

         (ll) "Registration Rights and Coordination Committee Agreement" means the Registration Rights and Coordination Committee Agreement providing for certain rights to demand or participate in registrations of securities under the U.S. federal securities laws, establishing a coordination committee with respect to certain future Transfers of securities, and other provisions contained therein.

         (mm) "RULE 144" means Rule 144 (or any successor provisions) under the Securities Act.

         (nn) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         (oo) "SHARE EQUIVALENTS" means any securities that are exchangeable for, exercisable for or otherwise convertible into Shares.

         (pp) "SHARES" means shares of class A-1 common stock, par value $0.01, of the Company.

         (qq) "SPONSOR SHARES" means the aggregate number of Shares owned by Sponsor Stockholders at the relevant time.

         (rr) "SPONSOR STOCKHOLDER" shall mean each stockholder of the Company who is a member of the Blackstone Investor Group, the GS Investor Group or the DLJ Investor Group.

         (ss) "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting equity interests of which is sufficient to elect at least a majority of its board of directors, managers or other governing body (or, whether or not there are such voting interests, equal to or greater than 50% of the stock or other equity interests of which) is owned directly or indirectly by such first Person alone or in conjunction with a group or through any Subsidiary.

         (tt) "TAG-ALONG SALE" means,

     (i) prior to an IPO, in any transaction or group of related transactions,
(1) the Transfer, by Majority Sponsor Stockholders, of at least 1% of outstanding Shares, or (2) the Transfer by any Sponsor Stockholder(s), of at least 5% of the total number of outstanding Shares; or

     (ii) subsequent to an IPO, in any transaction or group of related transactions the Transfer by Sponsor Stockholders of at least 10% of the total amount of outstanding Shares; PROVIDED that, in each case, Transfers (1) to Permitted Transferees, (2) in a Public Offering, (3) pursuant to Rule 144 or (4) pursuant to Fund Distributions shall not be deemed "Tag-Along Sales."

         (uu) "VCOC STOCKHOLDER" means each Sponsor Stockholder that advises the Board of the Company that it intends to qualify as a "venture capital operating company" (as defined in 29 C.F.R. Section 2510.3-101(d)).

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                             UICI

                             By:  /s/ Glenn W. Reed
                                _______________________
                                  Name: Glenn W. Reed
                                  Title: Executive Vice President and
                                         General Gounsel






          [UICI SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

                             BLACKSTONE CAPITAL PARTNERS IV
                               L.P.

                             By:  Blackstone Management Associates IV
                                  L.L.C., its General Partner

                                  By:     /s/ Chinh Chu
                                     _________________________
                                  Name: Chinh Chu
                                  Title: Member


                           BLACKSTONE CAPITAL PARTNERS
                             IV-A L.P.

                             By:  Blackstone Management Associates IV
                                  L.L.C., its General Partner

                                  By:     /s/ Chinh Chu
                                     _________________________
                                  Name: Chinh Chu
                                  Title: Member


                             BLACKSTONE FAMILY INVESTMENT
                               PARTNERSHIP IV-A L.P.

                             By:  Blackstone Management Associates IV
                                  L.L.C., its General Partner

                                  By:     /s/ Chinh Chu
                                     _________________________
                                  Name: Chinh Chu
                                  Title: Member


                            BLACKSTONE PARTICIPATION
                              PARTNERSHIP IV L.P.

                             By:  Blackstone Management Associates IV
                                  L.L.C., its General Partner

                                  By:     /s/ Chinh Chu
                                     _________________________
                                  Name: Chinh Chu
                                  Title: Member






              [BLACKSTONE SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

                            MULBERRY HOLDINGS I, LLC

                             By:  GS Maverick Co., its Managing Member

                                  By:     /s/ Adrian M. Jones
                                     _________________________
                                  Name: Adrian M. Jones
                                  Title: President


                            MULBERRY HOLDINGS II, LLC

                             By:  GS Maverick Co., its Managing Member

                                  By:     /s/ Adrian M. Jones
                                     _________________________
                                  Name: Adrian M. Jones
                                  Title: President






            [GOLDMAN SACHS SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]

                             DLJ MERCHANT BANKING
                               PARTNERS IV, L.P


                             By:  DLJ Merchant Banking, Inc., the
                                  General Partner of DLJ Merchant
                                  Banking IV, L.P., its General
                                  Partner


                             DLJ OFFSHORE PARTNERS IV, L.P


                             By:  DLJ Merchant Banking, Inc., the
                                  General Partner of DLJ Merchant
                                  Banking IV (Cayman), L.P., its
                                  Overseas General Partner, and the
                                  General Partner of DLJ Merchant
                                  Banking IV, L.P., its Domestic
                                  General Partner


                             Signed By or on Behalf of the Foregoing
                               Entities:


                                  By:     /s/ Kamil M. Salame
                                     _________________________
                                  Name: Kamil M. Salame
                                  Title:  Authorized Representative






                [DLJ SIGNATURE PAGE 1 TO STOCKHOLDERS AGREEMENT]

                             MBP IV PLAN INVESTORS, L.P.


                             By:  DLJ LBO Plans Management
                                  Corporation, its General Partner


                                  By:     /s/ Kamil M. Salame
                                     _________________________
                                  Name: Kamil M. Salame
                                  Title:  Authorized Representative


                             CSFB STRATEGIC PARTNERS
                               HOLDINGS III, L.P.


                             By:  DLJ MB Advisors, Inc., its indirect
                                  general partner


                                  By:     /s/ Kamil M. Salame
                                     _________________________
                                  Name:
                                  Title:






                [DLJ SIGNATURE PAGE 2 TO STOCKHOLDERS AGREEMENT]

                             CSFB STRATEGIC PARTNERS
                             PARALLEL HOLDINGS III, L.P.


                             By:  DLJ MB Advisors, Inc., its indirect
                                 general partner


                                  By:     /s/ Peter Song
                                     _________________________
                                  Name: Peter Song
                                  Title: Vice President






                [DLJ SIGNATURE PAGE 3 TO STOCKHOLDERS AGREEMENT]

                                        /s/ Anthony M. Garcia
                                  ----------------------------------------
                                  Name: Anthony M. Garcia

                                        /s/ William J. Gedwed
                                  ----------------------------------------
                                  Name: William J. Gedwed

                                        /s/ William B. Harrigan
                                  ----------------------------------------
                                  Name: William B. Harrigan

                                        /s/ Cary J. McCarty
                                  ----------------------------------------
                                  Name: Cary J. McCarty

                                        /s/ Phillip J. Myhra
                                  ----------------------------------------
                                  Name: Phillip J. Myhra

                                        /s/ Consuelo Palacios
                                  ----------------------------------------
                                  Name: Consuelo Palacios

                                        /s/ William Truxal
                                  ----------------------------------------
                                  Name: William Truxal







          [MANAGEMENT HOLDER SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]